SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 19 )*


                              Associated Banc-Corp
                                (Name of Issuer)


                          Common Stock, Par Value $0.01
                         (Title of Class of Securities)


                                   045487-10-5
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Continued on the following pages)

CUSIP No. 045487-10-5               13-G                     Page 2 of 12 Pages
-------------------------------------------------------------------------------

1  Name of  Reporting  Person
   S.S.  or I.R.S.  Identification  No. of Above Person

      Associated Banc-Corp                                    39-1098068
      Associated Bank Green Bay, National Association         39-1941673
      Associated Bank, National Association                   39-1941670
      Associated Bank Lakeshore, National Association         39-1941671
      Associated Trust Company, National Association          39-1564826
-------------------------------------------------------------------------------

2  Check the Appropriate Box if a Member of a Group*          (a)
                                                              (b)
-------------------------------------------------------------------------------

3  SEC Use Only
-------------------------------------------------------------------------------

4  Citizenship  or Place of  Organization
     Associated Banc-Corp - Wisconsin Corporation
     Associated Bank Green Bay, National Association - Federally Chartered Bank Associated Bank, National Association - Federally Chartered Bank Associated Bank Lakeshore, National Association - Federally Chartered Bank Associated Trust Company, National Association - Federally Chartered
       Trust Company Bank
-------------------------------------------------------------------------------
Number of     5   Sole Voting Power
Shares              Associated Banc-Corp -                                 None
Beneficially        Associated Bank Green Bay, National Association -   414,850
Owned by Each       Associated Bank, National Association -              13,490
Reporting           Associated Bank Lakeshore, National Association -    32,219
Person With         Associated Trust Company, National Association -     64,838
-------------------------------------------------------------------------------
              6   Shared Voting Power
                    Associated Banc-Corp -                                 None
                    Associated Bank Green Bay, National Association -    31,177
                    Associated Bank, National Association -                None
                    Associated Bank Lakeshore, National Association -      None
                    Associated Trust Company, National Association -      4,744
-------------------------------------------------------------------------------
              7   Sole Dispositive Power
                    Associated Banc-Corp -                               None
                    Associated Bank Green Bay, National Association - 4,019,028
                    Associated Bank, National Association -             430,147
                    Associated Bank Lakeshore, National Association  -  272,763
                    Associated Trust Company, National Association -    179,091
-------------------------------------------------------------------------------
              8   Shared Dispositive Power
                    Associated Banc-Corp -                                None
                    Associated Bank Green Bay, National Association -    78,889
                    Associated Bank, National Association -             211,921
                    Associated Bank Lakeshore, National Association -    35,018
                    Associated Trust Company, National Association -     34,723
-------------------------------------------------------------------------------
9   Aggregate Amount  Beneficially  Owned by Each Reporting Person
      Associated Banc-Corp -                                 5,261,580
      Associated Bank Green Bay, National Association -      4,097,917
      Associated Bank, National Association -                  642,068
      Associated Bank Lakeshore, National Association -        307,781
      Associated Trust Company, National Association -         213,814
-------------------------------------------------------------------------------

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------

11  Percent of Class Represented by Amount in Row 9
      Associated Banc-Corp -                                      8.37%
      Associated Bank Green Bay, National Association -           6.52%
      Associated Bank, National Association -                     1.02%
      Associated Bank Lakeshore, National Association -            .49%
      Associated Trust Company, National Association -             .34%
-------------------------------------------------------------------------------

12  Type of Reporting Person*
      Associated Banc-Corp -                                         HC
      Associated Bank Green Bay, National Association -              BK
      Associated Bank, National Association -                        BK
      Associated Bank Lakeshore, National Association -              BK
      Associated Trust Company, National Association -               BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5                13-G                    Page 3 of 12 Pages
-------------------------------------------------------------------------------

1           Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Associated Banc-Corp                                39-1098068

-------------------------------------------------------------------------------

 2          Check the Appropriate Box if a Member of a Group*
                                                                     (a)
                                                                     (b)
-------------------------------------------------------------------------------

3           SEC Use Only

-------------------------------------------------------------------------------

4           Citizenship or Place of Organization

                 Associated Banc-Corp - Wisconsin Corporation

-------------------------------------------------------------------------------
Number of            5        Sole Voting Power
Shares
Beneficially                       None
Owned by
Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6        Shared Voting Power

                                   None

-------------------------------------------------------------------------------
                     7        Sole Dispositive Power

                                   None

-------------------------------------------------------------------------------
                     8        Shared Dispositive Power

                                   None

-------------------------------------------------------------------------------

 9          Aggregate Amount Beneficially Owned by Each Reporting Person

                 Associated Banc-Corp -                               5,261,580

-------------------------------------------------------------------------------

10         Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------

11          Percent of Class Represented by Amount in Row 9

                 Associated Banc-Corp -                                   8.37%

-------------------------------------------------------------------------------

12          Type of Reporting Person*

                 Associated Banc-Corp -                                      HC

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5               13-G                     Page 4 of 12 Pages
-------------------------------------------------------------------------------

1           Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Associated Bank Green Bay, National Association    39-1941673

-------------------------------------------------------------------------------

2           Check the Appropriate Box if a Member of a Group*
                                                              (a)
                                                              (b)
-------------------------------------------------------------------------------

3           SEC Use Only

-------------------------------------------------------------------------------

4           Citizenship or Place of Organization

     Associated Bank Green Bay, National Association - Federally Chartered Bank

-------------------------------------------------------------------------------
Number of            5        Sole Voting Power
Shares
Beneficially                       414,850
Owned by
Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6        Shared Voting Power

                                   31,177

-------------------------------------------------------------------------------
                     7        Sole Dispositive Power

                                   4,019,028

-------------------------------------------------------------------------------
                     8        Shared Dispositive Power

                                   78,889

-------------------------------------------------------------------------------

 9          Aggregate Amount Beneficially Owned by Each Reporting Person

            Associated Bank Green Bay, National Association - 4,097,917

-------------------------------------------------------------------------------

10         Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------

11          Percent of Class Represented by Amount in Row 9

            Associated Bank Green Bay, National Association -             6.52%

-------------------------------------------------------------------------------

12          Type of Reporting Person*

                 Associated Bank Green Bay, National Association -           BK

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5                13-G                    Page 5 of 12 Pages
-------------------------------------------------------------------------------

1           Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Associated Bank, National Association               39-1941671

-------------------------------------------------------------------------------

2           Check the Appropriate Box if a Member of a Group*
                                                                (a)
                                                                (b)
-------------------------------------------------------------------------------

3           SEC Use Only

-------------------------------------------------------------------------------

4           Citizenship or Place of Organization

            Associated Bank, National Association - Federally Chartered Bank

-------------------------------------------------------------------------------
Number of            5        Sole Voting Power
Shares
Beneficially                       13,490
Owned by
Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6        Shared Voting Power

                                          None

-------------------------------------------------------------------------------
                     7        Sole Dispositive Power

                                       430,147

-------------------------------------------------------------------------------
                     8        Shared Dispositive Power

                                       211,921

-------------------------------------------------------------------------------

 9          Aggregate Amount Beneficially Owned by Each Reporting Person

                 Associated Bank, National Association -               642,068

-------------------------------------------------------------------------------

10         Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------

11          Percent of Class Represented by Amount in Row 9

                 Associated Bank, National Association -                  1.02%

-------------------------------------------------------------------------------

12          Type of Reporting Person*

                 Associated Bank, National Association -                    BK

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5                  13-G                  Page 6 of 12 Pages
-------------------------------------------------------------------------------

1           Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Associated Bank Lakeshore, National Association     39-1941670

-------------------------------------------------------------------------------

2           Check the Appropriate Box if a Member of a Group*
                                                                     (a)
                                                                     (b)
-------------------------------------------------------------------------------

3           SEC Use Only

-------------------------------------------------------------------------------

4           Citizenship or Place of Organization

    Associated Bank Lakeshore,  National Association - Federally Chartered Bank

-------------------------------------------------------------------------------
Number of            5        Sole Voting Power
Shares
Beneficially                          32,219
Owned by
Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6        Shared Voting Power

                                        None

-------------------------------------------------------------------------------
                     7        Sole Dispositive Power

                                     272,763

-------------------------------------------------------------------------------
                     8        Shared Dispositive Power

                                      35,018

-------------------------------------------------------------------------------

 9          Aggregate Amount Beneficially Owned by Each Reporting Person

      Associated Bank Lakeshore, National Association -               307,781

-------------------------------------------------------------------------------

10         Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------

11          Percent of Class Represented by Amount in Row 9

            Associated Bank Lakeshore, National Association -             .49%

-------------------------------------------------------------------------------

12          Type of Reporting Person*

                 Associated Bank Lakeshore,  National Association -        BK

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5               13-G                     Page 7 of 12 Pages
-------------------------------------------------------------------------------

1           Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Associated Trust Company, National Association      39-1564826

-------------------------------------------------------------------------------

2           Check the Appropriate Box if a Member of a Group*
                                                              (a)
                                                              (b)
-------------------------------------------------------------------------------

3           SEC Use Only

-------------------------------------------------------------------------------

4           Citizenship or Place of Organization

            Associated Trust Company, National Association - Federally Chartered Trust Company Bank

-------------------------------------------------------------------------------
Number of            5        Sole Voting Power
Shares
Beneficially                          64,838
Owned by Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6        Shared Voting Power

                                       4,744

-------------------------------------------------------------------------------
                     7        Sole Dispositive Power

                                      179,091

-------------------------------------------------------------------------------
                     8        Shared Dispositive Power

                                      34,723

-------------------------------------------------------------------------------

 9          Aggregate Amount Beneficially Owned by Each Reporting Person

                 Associated Trust Company, National Association -      213,814

-------------------------------------------------------------------------------

10         Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------

11          Percent of Class Represented by Amount in Row 9

                 Associated Trust Company, National Association -         .34%

-------------------------------------------------------------------------------

12          Type of Reporting Person*

                 Associated Trust Company, National Association -          BK

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


Check the following box if a fee is being paid with this statement

Item 1(a)  Name of Issuer:                 Associated Banc-Corp


Item 1(b)  Address of Issuer's Principal   1200 Hansen Road, P. O. Box 13307
           Executive Offices:              Green Bay, WI  54307-3307


Item 2(a)  Name of Person(s) Filing:       Associated Banc-Corp
                                           Associated Bank Green Bay,
                                             National Association
                                           Associated Bank, National Association
                                           Associated Bank Lakeshore,
                                             National Association
                                           Associated Trust Company,
                                             National Association


Item 2(b) Address of Principal Business Office:1200 Hansen Road, P. O. Box 13307
                                               Green Bay, WI 54307-3307


Item 2(c) Citizenship:  Associated Banc-Corp - Wisconsin Corporation
                        Associated Bank Green Bay, National Association -
                          Federally Chartered Bank
                        Associated Bank, National Association -
                          Federally Chartered Bank
                        Associated Bank Lakeshore, National Association -
                          Federally Chartered Bank
                        Associated Trust Company, National Association -
                          Federally Chartered Trust Company Bank


Item 2(d) Title of Class of Securities:   Common Stock, Par Value $0.01

Item 2(e) CUSIP Number:            045487-10-5

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

        (a)  (  ) Broker or dealer registered under Section 15 of the Act
        (b)  (x ) Bank as defined in Section 3(a)(6) of the Act
        (c)  (  ) Insurance company as defined in Section 3(a)(19) of the Act
        (d)  (  ) Investment company registered under Section 8 of the
                    Investment Company Act
        (e)  (  ) Investment adviser registered under Section 203 of the
                    Investment Advisers Act of 1940
        (f)  (  ) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see '240.13d- 1(b)(1)(ii)(F)
        (g)  (x ) Parent holding company, in accordance with '240.13d-1(b)
                    (ii)(G)  (Note:  See Item 7)
        (h)  (x ) Group, in accordance with '240.13d-1(b)(1)(ii)(H)

Item 4  Ownership

        (a)  Amount Beneficially Owned:

             1. Associated Banc-Corp                               5,261,580
             2. Associated Bank Green Bay, National Association    4,097,917
             3. Associated Bank, National Association                642,068
             4. Associated Bank Lakeshore, National Association      307,781
             5. Associated Trust Company, National Association       213,814

        (b)  Percent of Class:

             1. Associated Banc-Corp                                   8.37%
             2. Associated Bank Green Bay, National Association        6.52%
             3. Associated Bank, National Association                  1.02%
             4. Associated Bank Lakeshore, National Association         .49%
             5. Associated Trust Company, National Association          .34%

        (c)  Number of shares as to which such person has:

             (  i) sole power to vote or to direct the vote:

                   1.  Associated Banc-Corp                              None
                   2.  Associated Bank Green Bay, National Association 414,850
                   3.  Associated Bank, National Association            13,490
                   4.  Associated Bank Lakeshore, National Association  32,219
                   5.  Associated Trust Company, National Association   64,838

             ( ii) shared power to vote or to direct the vote:

                   1.  Associated Banc-Corp                              None
                   2.  Associated Bank Green Bay, National Association  31,177
                   3.  Associated Bank, National Association             None
                   4.  Associated Bank Lakeshore, National Association   None
                   5.  Associated Trust Company, National Association    4,744

             (iii) sole power to dispose or to direct the disposition of:

                   1.  Associated Banc-Corp                               None
                   2.  Associated Bank Green Bay, National Association 4,019,028
                   3.  Associated Bank, National Association             430,147
                   4.  Associated Bank Lakeshore, National Association   272,763
                   5.  Associated Trust Company, National Association    179,091

             ( iv) shared power to dispose or to direct the disposition of:

                   1.  Associated Banc-Corp                               None
                   2.  Associated Bank Green Bay, National Association   78,889
                   3.  Associated Bank, National Association            211,921
                   4.  Associated Bank Lakeshore, National Association   35,018
                   5.  Associated Trust Company, National Association    34,723

Item 5  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        The parent holding company owns all the shares of a number of constituent corporations including:

        (  i)  Associated Bank Green Bay, National Association
        ( ii)  Associated Bank, National Association
        (iii)  Associated Bank Lakeshore, National Association
        ( iv)  Associated Trust Company, National Association

        All of these institutions are banking institutions and three are subject to the supervision of the Comptroller of the Currency and one to the Wisconsin Department of Financial Institutions.

Item 8  Identification and Classification of Members of the Group

     Schedule 13G is being filed by a group comprised of Associated Banc-Corp; Associated Bank Green Bay, National Association; Associated Bank, National Association; Associated Bank Lakeshore, National Association; and Associated Trust Company, National Association.

     Associated Banc-Corp is a parent holding company of banking institutions and Associated Bank Green Bay, National Association; Associated Bank, National Association; Associated Bank Lakeshore, National Association; and Associated Trust Company, National Association are banking institutions.

     By signing Schedule 13G to which this is an exhibit, all institutions agree to file as a group and pursuant to Rule 13d-1(f)(1) as well; although they may not in fact constitute a group pursuant to Section 13d(3) of the Securities Exchange Act.

Item 9  Notice of Dissolution of Group

        Not applicable.

Item 10      Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Item 11      Signature

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       February 23, 1999


ASSOCIATED BANK GREEN BAY,                    ASSOCIATED BANC-CORP:
  NATIONAL ASSOCIATION:


By: /s/ Mark J. McMullen                      By: /s/ Brian R. Bodager
   Mark J. McMullen                              Brian R. Bodager
   Sr. Executive Vice President, Manager         Chief Administrative Officer,
                                                 General Counsel and Corporate
                                                 Secretary

ASSOCIATED BANK,                              ASSOCIATED BANK LAKESHORE,
  NATIONAL ASSOCIATION:                         NATIONAL ASSOCIATION:


By: /s/ Michael B. Mahlik                     By: /s/ William A. Pohlmann
   Michael B. Mahlik                             William A. Pohlmann
   Executive Vice President-Trust                SVP-Managing Trust Officer

ASSOCIATED TRUST COMPANY,
  NATIONAL ASSOCIATION


By: /s/ Michael B. Mahlik
   Michael B. Mahlik
   President



     The submission of this Schedule 13G shall not be deemed an admission that the person(s) filing this form are the beneficial owners of the securities reported on herein or are required to so report pursuant to Section 13(d) of the Securities Exchange Act of 1934 as amended.